Exhibit 99.1

Cautionary Statements

Information provided herein by Papa John’s contains, and from time to time we may disseminate materials and make statements which contain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including information within Management’s Discussion and Analysis of Financial Condition and Results of Operations. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward looking statements as a result of various factors, including but not limited to, the following:

1.     The ability of the Papa John’s system to continue to open new restaurants is affected by a number of factors, many of which are beyond our control. These factors include, among other things, selection and availability of suitable restaurant locations, increases in food, paper, labor, utilities, insurance and employee benefits costs, negotiation of suitable lease or financing terms, constraints on permitting and construction of restaurants, higher than anticipated construction costs, and the hiring, training and retention of management and other personnel. Accordingly, there can be no assurance that system-wide, Papa John’s will be able to meet planned growth targets, open restaurants in markets now targeted for expansion, or continue to operate in existing markets.

2.     The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than the Papa John’s system.  Some of these competitors have been in existence for a substantially longer period than Papa John’s and may be better established in the markets where restaurants operated by us or our franchisees are, or may be, located. Experience has shown that a change in the pricing or other marketing or promotional strategies of one or more of our major competitors can have an adverse impact on sales and earnings of Papa John’s and our system-wide restaurant operations.

3.     An increase in the cost of cheese or other commodities could adversely affect the profitability of our system-wide restaurant operations. Cheese costs, historically representing 35% to 40% of our food cost, and other commodities are subject to seasonal fluctuations, weather, availability, demand and other factors that are beyond our control. Additionally, sustained increases in fuel and utility costs could adversely affect the profitability of our restaurant and QC Center businesses.

4.     Changes in consumer taste (for example, changes in dietary preferences that could cause consumers to avoid pizza in favor of foods that are perceived as more healthful), demographic trends, traffic patterns and the type, number and location of competing restaurants could adversely affect our restaurant business.

5.     Health- or disease-related disruptions or consumer concerns about the commodity supply could negatively impact the availability and/or cost of such commodities, thereby adversely impacting restaurant operations and our financial results.

6.     System-wide restaurant operations are subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. A significant number of hourly personnel employed by our franchisees and us are paid at rates related to the federal minimum wage.  Accordingly, further increases in the federal minimum wage or the enactment of additional state or local “living wage” proposals will increase labor costs for our system-wide operations. Additionally, labor shortages in various markets could result in higher required wage rates.

7.     Any or all of the factors listed in 1. through 6. potentially adversely impacting restaurant sales or costs could be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets. A decline in or failure to improve financial performance for this group of franchisees could lead to unit closings at greater than anticipated levels and therefore impact contributions to marketing funds, PJFS and support services efficiencies and other system-wide results.

8.     Domestically, we are dependent on sole suppliers for our cheese, pizza sauce, flour, chicken and meat toppings and our thin crust dough products. Alternative sources for these ingredients may not be available on a timely basis to supply these key ingredients or be available on terms as favorable to us as under our current arrangements. Domestic restaurants purchase substantially all food and related products from our QC Centers. Accordingly, both our corporate and franchised restaurants could be harmed by any prolonged disruption in the supply of products from our QC Centers. Additionally, domestic franchisees are only required to purchase proprietary spice mix and dough from our QC Centers and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers.

9.     We established a captive insurance company and began the current insurance program with franchisees in 2000. Over the last few years, premium rates charged to franchisees have increased significantly as a result of increased claims costs. The captive’s relatively immature claims history limits the predictive value of estimating the costs of incurred and future claims. Accordingly, the captive could continue to incur significant fluctuations in financial results as the captive provides insurance coverage to domestic franchisees.

10.   Our domestic and international operations could be negatively impacted by significant changes in international economic and political conditions. In addition, our international operations are subject to additional factors, including currency regulations and fluctuations, cultures and consumer preferences, diverse government regulations and structures, availability and cost of land and construction, ability to source ingredients and other commodities in a cost-effective manner, and differing interpretation of the obligations established in franchise agreements with international franchisees. Accordingly, there can be no assurance that our operations will achieve or maintain profitability or meet planned growth rates.

11.   Our planned conversion of a majority of Perfect Pizza restaurants to Papa John’s restaurants represents the first time we have attempted to expand the Papa John’s brand in this manner. There can be no assurance that all conversion issues will be identified and successfully addressed in a timely, cost-effective manner or that the existing Perfect Pizza market share can be successfully converted to Papa John’s.